Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the incorporation by reference in the Registration Statements (No. 333-35087, No. 333-35165, No. 333-39153, No. 333-39249, No. 33-44851, No. 333-35085, No. 333-35175, No. 333-88438 and No. 333-119355) on Form S-8 and (No. 333-88478) on Form S-3 of Pioneer Natural Resources Company (the “Company”) and the related Prospectuses of the reference of Netherland, Sewell & Associates, Inc. in the Annual Report on Form 10-K for the year ended December 31, 2005, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III
President and Chief Operating Officer

Dallas, Texas
February 15, 2006